Exhibit 23.1

CONSENT of INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Prescient Applied Intelligence, Inc. f/k/a The viaLink Company:

We consent to the incorporation by reference in the following registration statements of Prescient Applied Intelligence, Inc. f/k/a The viaLink Company of our report dated March 28, 2005, with respect to the consolidated balance sheet of Prescient Applied Intelligence as of December 31, 2004, and the related consolidated statement of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2004, which report appears in the December 31, 2005, annual report on Form 10-KSB of Prescient Applied Intelligence.

Our report dated March 28, 2005, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and is dependent upon access to additional external financing, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Form Type	Registration Number
Form S-3	333-55912
Form S-8	333-41320

/s/ KPMG LLP

Dallas, Texas

March 28, 2006